AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 9, 2000
                                                           Registration No. 333-

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              --------------------

                               McDATA CORPORATION

             (Exact name of registrant as specified in its charter)

          Delaware                                               84-1421844
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                             310 Interlocken Parkway
                           Broomfield, Colorado 80021
                                 (303) 460-9200
 (Address, zip code, telephone number, and area code, of registrant's principal executive offices)

                              --------------------

                             1997 STOCK OPTION PLAN
                            (Full title of the Plan)

                             ----------------------

                            Thomas O. McGimpsey, Esq.
                       Vice President and General Counsel
                               McDATA Corporation
                             310 Interlocken Parkway
                           Broomfield, Colorado 80021
                                 (303) 460-4348
 (Name, address, zip code, telephone number and area code, of agent for service)

                              --------------------


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                         CALCULATION OF REGISTRATION FEE

===============================================================================================================
Title of each class of             Amount to be       Proposed maximum      Proposed maximum       Amount of
securities to be registered         registered       offering price per    aggregate offering    registration
                                                           share                 price                fee
---------------------------------------------------------------------------------------------------------------

Class B Common Stock, $.01 par      3,523,525 (1)      $28.00 (2)           $ 98,658,700.00 (2)
value                               5,550,176          $ 1.00 (3)           $  5,559,176.00 (3)
                                      344,250          $ 1.13 (3)           $    389,002.50 (3)
                                      224,788          $ 1.25 (3)           $    280,985.00 (3)
                                      850,346          $ 1.63 (3)           $  1,386,063.98 (3)
                                      303,189          $ 2.00 (3)           $    606,378.00 (3)
                                    1,237,588          $ 2.50 (3)           $  3,093,970.00 (3)
                                      966,950          $ 2.75 (3)           $  2,659,112.50 (3)
                                    1,315,450          $11.54 (3)           $ 15,180,293.00 (3)
                                      799,950          $13.75 (3)           $ 10,999,312.50 (3)

---------------------------------------------------------------------------------------------------------------

Total                              15,116,212 (4)                           $138,812,993.48        $36,647.00

===============================================================================================================


(1)  Shares issuable under the 1997 Stock Option Plan.
(2) As set forth in Rule 457(c) and (h) under the Securities Act of 1933, as amended (the "Securities Act"), based upon the initial public offering price of $28.00 per share set forth in the Prospectus, dated August 8, 2000, relating to the Registrant's initial public offering of Class B Common Stock.
(3) As set forth in Rule 457(h)(1) of the Securities Act, based on the price at which the options may be exercised.

     Of the shares being registered hereunder: (i) 5,550,176 shares are subject to presently outstanding options exercisable at $1.00 per share; (ii) 344,250 shares are subject to presently outstanding options exercisable at $1.13 per share; (iii) 224,788 shares are subject to presently outstanding options exercisable at $1.25 per share; (iv) 850,346 shares are subject to presently outstanding options exercisable at $1.63 per share; (v) 303,189 shares are subject to presently outstanding options exercisable at $2.00 per share; (vi) 1,237,588 shares are subject to presently outstanding options exercisable at $2.50 per share; (vii) 966,950 shares are subject to presently outstanding options exercisable at $2.75 per share; (viii) 1,315,450 shares are subject to presently outstanding options exercisable at $11.54 per share; and (ix) 799,950 shares are subject to presently outstanding options exercisable at $13.75 per share. The remaining 3,523,525 shares are not subject to outstanding awards and are covered in footnote (1) above.

(4) Pursuant to Rule 416 under the Securities Act, this Registration Statement covers, in addition to the number of shares of Class B Common Stock shown in the table above, an indeterminate number of shares that may be subject to grant or otherwise issuable after the operation of the provisions of the 1997 Stock Option Plan governing the adjustment of the number of shares subject to the 1997 Stock Option Plan. In addition, pursuant to Instruction F to this Form S-8 and Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 1997 Stock Option Plan.


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                                     PART I

                INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

     Note: The document(s) containing the information concerning the Company's 1997 Stock Option Plan (the "Plan") required by Item 1 of Form S-8 and the statement of availability of registrant information, Plan information and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428 ("Rule 428") under the Securities Act of 1933, as amended (the "Securities Act"), under the Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. McDATA Corporation ("McDATA" or the "Company," which may also be referred to as "we," "us" or "our") will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, we will furnish the Commission or its staff with a copy or copies of any or all documents included in such file.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The Commission allows us to "incorporate by reference" certain information that we file with the Commission. Information incorporated by reference is considered a part of this registration statement, and later information filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities that remain unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. We incorporate by reference the documents listed below and any future filings made pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act:

     - The Prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the Company's Registration Statement on Form S-1 (Registration No. 333-38106) and

     - The description of our Class B Common Stock contained in our Registration Statement on Form 8-A filed with the Commission on August 4, 2000.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.


Item 4.  DESCRIPTION OF SECURITIES.

     The class of securities to be offered hereby is registered under Section 12 of the Exchange Act.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not Applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporate Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. Our amended and restated certificate of incorporation and our amended and restated by-laws provide that we shall indemnify our directors and officers to the fullest extent authorized or permitted by law.

     Our amended and restated certificate of incorporation further provides that our directors will not be personally liable to us or any stockholder for monetary damages for breach of fiduciary duty, except to the extent such exemption is not permitted by law. Section 102 of the Delaware General Corporate Law provides that officers and directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  - any breach of their duty of loyalty to the corporation or its stockholders;

  - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  - unlawful payments of dividends or unlawful stock repurchases or redemption; or

  - any transaction from which the director derived an improper personal benefit.

     This provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions or otherwise, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Our amended and restated by-laws also permit us to purchase and maintain insurance on behalf of any officer or director for any liability arising out of his or her actions in such capacity, regardless of whether our by-laws would otherwise permit indemnification for that liability. We currently have directors' and officers' liability insurance which would indemnify our directors and officers against damages arising out of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as officers and directors.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

Item 8.  EXHIBITS.

     Exhibits identified with an asterisk below are on file with the Commission, and are incorporated herein by reference to such previous filings.

Exhibit
Number         Description
-------        -----------

 4.1 *         Amended and Restated Certificate of Incorporation of the Registrant
               (Exhibit 3.1 to the Company's Registration Statement, File No. 333-38106).

 4.2 *         Amended and Restated By-laws of the Registrant (Exhibit 3.2 to the
               Company's Registration Statement, File No. 333-38106).

 5             Opinion of Thomas O. McGimpsey, Vice President and General Counsel
               of Registrant, regarding the legality of the securities being registered.

23.1           Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2 Consent of Thomas O. McGimpsey, Vice President and General Counsel of Registrant, included in Exhibit 5.

24 Powers of Attorney executed by directors and officers who signed this registration statement.

Item 9.  UNDERTAKINGS.

(a)  Registrant Offerings.

     Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss. 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  Filings Incorporating Subsequent Exchange Act Documents by Reference.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Form S-8 Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, McDATA Corporation certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Broomfield, state of Colorado, on the 8th day of August, 2000.

                                          McDATA Corporation

                                          By: /s/ THOMAS O. MCGIMPSEY
                                              ----------------------------------
                                                    Thomas O. McGimpsey
                                                    Assistant Secretary

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

PRINCIPAL EXECUTIVE OFFICER:
                   /s/ JOHN F. McDONNELL                      Chairman, President and
------------------------------------------------------------- Chief Executive Officer
                     John F. McDonnell

PRINCIPAL FINANCIAL AND CHIEF ACCOUNTING OFFICER:
                      /s/ DEE J. PERRY                        Chief Financial Officer and
------------------------------------------------------------- Vice President of Finance
                        Dee J. Perry                          and Administration



DIRECTORS:


          /s/ DAVID A. DONATELLI                       /s/ JOHN W. GERDELMAN
          ----------------------                       ---------------------
            David A. Donatelli                           John W. Gerdelman

         /s/ CHARLES C. JOHNSTON                        /s/ D. VAN SKILLING
         -----------------------                        -------------------
           Charles C. Johnston                            D. Van Skilling

           /s/ THOMAS M. UHLMAN                        /s/ LAURENCE G. WALKER
           --------------------                        ----------------------
            Thomas M. Uhlman                            Laurence G. Walker

Dated: August 8, 2000